Exhibit 10.1

FIRST AMENDMENT TO

EXECUTIVE AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE AGREEMENT (“Amendment”) is entered into on March 27, 2020 and effective on April 1, 2020 (the “Effective Date”) by and between Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and Jay A. Snowden, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

The Company and Executive entered into an Executive Agreement on July 31, 2019 (the “Agreement”).

The Company and Executive desire to amend the Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

AMENDMENTS

1.                   As of the Effective Date, the salary and insurance components only of Section 1(a) and (b) of the Agreement (Employment) are hereby deleted and replaced with the following new Section 1(a) and (b) of the Agreement (Employment):

“1.                Employment.        The Company and Executive hereby agree to extend Executive’s employment beyond the term of his current June 21, 2017 employment agreement (“Earlier Agreement”) in connection with his new role as Chief Executive Officer and President on January 1, 2020, all in the manner described herein. Effective January 1, 2020 (“Trigger Date), the Earlier Agreement will be deemed terminated and superseded by this Agreement.  Upon the Trigger Date, Executive’s new compensation will begin as follows and include: (a) (i) $1,400,000 as base salary and a target bonus of 150% of base salary received beginning on the Trigger Date until March 31, 2020 and (ii) $1,050,000 as base salary effective on April 1, 2020 and a target bonus of 150% of base salary effective on April 1, 2020 and thereafter; provided that the Compensation Committee and the Board of Directors of the Company shall have discretion to restore or increase the base salary during the term of this Agreement; (b) Executive will be entitled to life insurance in the amount of three times Executive’s base salary which shall be the greater of (i) the base salary under Section 1(a)(i) or (ii) such base salary as approved by the Compensation Committee and the Board of Directors of the Company.”

2.                 As of the Effective Date, Section 5(a) of the Agreement (Amount of Post-Employment Base Salary) and Section 5(b) of the Agreement (Amount of Post-Employment Bonus) are hereby deleted in their entirety and replaced with the following new Section 5(a) (Amount of Post-Employment Base Salary) and new Section 5(b) of the Agreement (Amount of Post-Employment Bonus):

“(a)      Amount of Post-Employment Base Salary. Subject to Sections 5(e) and 22, the Company shall pay to Executive an amount equal to 24 months (the “Severance Period”) of base salary at a rate equal to the greater of (i) the base salary set forth in Section 1(a)(i) or (ii) the base salary in effect on the date of Executive’s separation from service (the “Termination Date”). Such amount shall be paid over the Severance Period in accordance with the Company’s regular payroll procedures for similarly situated executives following the Termination Date.

(b)      Amount of Post-Employment Bonus. In addition to the Post-Employment Base Salary provided under Section 5(a) above, and subject to Section 5(e), the Company shall pay to Executive an amount equal to the product of 1.5 times the targeted amount of an annual cash bonus, at the rate in effect on the Termination Date.   Such amount paid to Executive under this Section 5(b) shall be paid on the date annual bonuses are paid to similarly-situated executives after the Termination Date.”

3.                As of the Effective Date, Section 10(b) of the Agreement (Payments) is hereby deleted in its entirety and replaced with the following new Section 10(b) (Payments):

“10.           Payments.  In the event of a Change of Control, and either (A) Executive’s employment is terminated without Cause within 24 months after the effective date of the Change of Control or (B) Executive resigns from employment for Post-COC Good Reason (as such term is defined in subsection (f) below) within 24 months after the effective date of the Change of Control (the effective date of such termination or resignation, the “Activation Date”), subject to Section 10(d), Executive shall be entitled to receive on the sixtieth day following the employment termination date a cash payment in an amount equal to the product of two times the sum of the Executive’s: (i) base salary which shall be determined based on the greater of (a) the base salary set forth in Section 1(a)(i) or (b) the base salary in effect on the Termination Date; and (ii) targeted amount of annual cash bonus, at the rate in effect coincident with the Change of Control or the Activation Date, whichever is greater; provided, however, that if the Change of Control is not a “change in control event” for purposes of Code Section 409A, then only those amounts that do not constitute non-qualified deferred compensation under Section 409A shall be paid in a lump sum and the remaining payments shall be paid over the Severance Period in accordance with the Company’s regular payroll procedures for similarly situated executives. Such payment shall be in lieu of any payment to which Executive would be entitled under Section 5(a)-(b), provided that Executive shall also be entitled to receive the benefits set forth in Section 5(c).”

4.                Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

EXECUTIVE	PENN NATIONAL GAMING, INC.

/s/ Jay A. Snowden	By:	/s/ Carl Sottosanti
Jay A. Snowden		Carl Sottosanti,
Executive Vice President, General Counsel and Secretary